LIEBERMAN & ASSOCIATES P.A.
CERTIFIED PUBLIC ACCOUNTANT

800 E. Cypress Creek Rd. Suite 200 Ft. Lauderdale, FL 33334 Office (954) 491-0411 Fax (954) 491-0211
Auditing Condominium Accounting	Accounting Financial Management	Taxes Consulting

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form 10-KSB of Bancorp International Group, Inc. (the "Company") of our report dated March 18, 2007 appearing in this Annual Report on Form 10-KSB of the Company for the year ended December 31, 2006.

/s/ Lieberman & Associates, P.A.

Fort Lauderdale, Florida
April 26, 2007

American Institute of Certified Public Accountants ▪ Public Company Accounting Oversite Board Florida Institute of Certified Public Accountants ▪ Certified Fraud Examiners ▪ American Institute of Certified Bookkeepers